Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM INDUSTRIES ANNOUNCES

2014 SECOND QUARTER FINANCIAL RESULTS

Q2 Revenues Increase 4.9% to $1.23 Billion, Organic Growth of 4.1%

Reaffirms Fiscal 2014 Guidance

Declares 193rd Consecutive Quarterly Dividend

New York, NY – June 3, 2014 – ABM (NYSE:ABM), a leading provider of facility solutions, today announced financial results for the fiscal 2014 second quarter that ended April 30, 2014.

	Three Months Ended			Six Months Ended
($ in millions, except per share data)	April 30,		Increase	April 30,		Increase
(unaudited)	2014	2013	(Decrease)	2014	2013	(Decrease)
Revenues	$1,231.3	$1,173.6	4.9%	$2,457.8	$2,355.7	4.3%
Operating profit	$27.9	$33.6	(17.0)%	$51.8	$52.9	(2.1)%
Adjusted operating profit	$34.2	$35.1	(2.6)%	$59.8	$56.5	5.8%
Net income	$15.2	$19.3	(21.2)%	$28.3	$32.7	(13.5)%
Net income per diluted share	$0.27	$0.35	(22.9)%	$0.50	$0.59	(15.3)%
Adjusted net income	$18.8	$20.2	(6.9)%	$32.9	$34.9	(5.7)%
Adjusted net income per diluted share	$0.33	$0.36	(8.3)%	$0.58	$0.63	(7.9)%
Net cash provided by operating activities	$76.6	$49.3	55.4%	$37.7	$37.8	(0.3)%
Adjusted EBITDA	$49.4	$52.0	(5.0)%	$90.9	$90.6	0.3%

(This release refers to non-GAAP financial measures described as “Adjusted EBITDA”, “Adjusted net income”, “Adjusted net income per diluted share” (or “Adjusted EPS”) and “Adjusted operating profit”. Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliation of these non-GAAP financial measures to certain GAAP financial measures.)

Executive Summary:

•	Revenues were $1.23 billion in the second quarter of fiscal 2014, up 4.9% compared to $1.17 billion last year, primarily due to organic growth of 4.1%.

•	Janitorial achieved organic growth of 3.1%; Building & Energy Solutions (BES) and Other (Air Serv) segments delivered organic growth of 21.0% and 5.9%, respectively, due to newly awarded contracts.

•	Items impacting comparability for the second quarter of fiscal 2014 are $3.6 million after-tax. This includes $1.9 million after-tax for litigation associated with an unfavorable arbitration award. The remaining $1.7 million after-tax of items impacting comparability are primarily associated with rebranding and restructuring initiatives.

•	Adjusted net income after-tax was $0.33 per diluted share, down 8.3% compared to $0.36 per diluted share in the second quarter of fiscal 2013, primarily as a result of higher legal expenses, start-up costs associated with significant new contracts, and adverse weather. Combined, these items reduced adjusted net income by $0.04 per diluted share in the second quarter of fiscal 2014. In addition, fiscal 2013 second quarter compared to the second quarter of fiscal 2014, included a higher tax benefit of $0.02 per diluted share, primarily from the Work Opportunity Tax Credit (WOTC) under the American Taxpayer Relief Act of 2012.

•	Net cash from operations was $76.6 million for the second quarter of fiscal 2014, up 55.4% compared to net cash from operations of $49.3 million for the same period last year, primarily as a result of timing of client receivables and payment of vendor invoices.

Second Quarter Results and Recent Events

“We achieved record revenue for the second quarter, with organic growth across all operating segments,” said ABM’s president and chief executive officer Henrik Slipsager. “Our top-line momentum continued to accelerate as we achieved a 4.9% increase in revenue, driven primarily by new business in our Onsite and BES groups. However, operating profits from the new business, as well as savings realized from the realignment of our infrastructure and operations, were offset by greater than anticipated legal expenses, start-up costs, and the impact of unfavorable weather. Our Janitorial segment posted a 3.1% increase in revenue primarily due to new contract wins. Operating profit for Janitorial decreased 3.5% mainly due to higher legal expenses and start-up costs. BES segment revenue increased 26.2% in the second quarter as we experienced strong organic growth in our building and energy, government and healthcare businesses and benefited from the acquisition of BEST Infrared Services and Alpha Mechanical. Operating profit in BES increased 105.9% due to the growth in revenue. In our Other segment, Air Serv posted a 12.0% increase in revenue due to strong organic growth and the August 2013 acquisition of Blackjack, but operating profit before-tax decreased 4.0% due to the short-term impact of higher start-up costs on significant new jobs of $0.9 million.”

Slipsager continued, “Adjusted operating profit before-tax decreased 2.6% or $0.9 million to $34.2 million, compared to the second quarter of fiscal 2013, largely due to increased legal expenses of $1.6 million, higher start-up costs of $1.5 million, associated with significant new contracts, and adverse weather of $0.8 million.

On a reported basis, net income after-tax decreased $4.1 million or 21.2% to $15.2 million ($0.27 per diluted share), due to higher legal expenses of $3.0 million after-tax ($0.05 per diluted share), this includes a $1.9 million after-tax unfavorable arbitration award, an increase of start-up costs on significant new jobs of $0.9 million after-tax ($0.02 per diluted share), and $0.5 million ($0.01 per diluted share) associated with adverse weather. In addition, without the extension of WOTC, which is currently being discussed by Congress, fiscal 2013 second quarter compared to the second quarter of fiscal 2014, included a higher benefit of $0.02 per diluted share.”

James Lusk, executive vice president and chief financial officer, added, “The Company’s cash flow generation in the second quarter, up 55.4% to $76.6 million on a year-over-year basis, enabled us to reduce debt levels and return value to our shareholders through the payment of a quarterly cash dividend. We ended the second quarter with $327.2 million of borrowings under our credit facility, down $39.8 million from $367.0 million in the prior quarter.”

Interest expense for the second quarter of fiscal 2014 was $2.7 million, a decrease from $3.0 million in the second quarter of 2013 due to lower average borrowings and a lower average rate under the Company’s credit facility compared to the second quarter of fiscal 2013.

The effective tax rate for the second quarter of fiscal 2014 was 42.4%, compared to 39.1% in the same period last year due to the expiration of WOTC on December 31, 2013. The anticipated effective tax rate for fiscal year 2014 continues to be in a range of 36% to 38% and assumes the retroactive reenactment of WOTC by Congress prior to the end of the Company’s fiscal year on October 31, 2014.

Slipsager concluded, “We delivered a strong second quarter of revenue and remain on track to meet our financial objectives for the year as we continue to set the stage for profitable growth across all our business segments. Our positive sales momentum in Building & Energy Solutions and Air Serv continues and we have recently been awarded significant wins in our stadium and entertainment and education verticals, including Dodger Stadium, the Los Angeles Convention Center and Cornell University. In our aviation business, we continue to expand upon our tremendous relationship with London Heathrow Airport, with a new contract to run the airport’s inter-terminal bus services, further solidifying our goal to enhance the end-to-end Heathrow passenger experience. We believe improving top-line results, recent performance in BES and Air Serv, continued cost discipline in Onsite, and recognizing that significant start-up costs are largely behind us, ABM is well positioned for significant earnings growth in the second half of the year.”

Six Months Results

The Company reported revenues for the six months ended April 30, 2014 of $2.46 billion, a 4.3% increase compared to year-ago revenues of $2.36 billion, primarily due to additional revenues from new business.

Income from continuing operations for the first six months of fiscal year 2014 was $28.3 million, or $0.50 per diluted share, compared to $32.7 million, or $0.59 per diluted share, for the first six months of fiscal year 2013.

Adjusted income from continuing operations for the first half of fiscal year 2014 was $32.9 million, or $0.58 per diluted share, compared to $34.9 million, or $0.63 per diluted share, for the first six months of fiscal year 2013. The decrease of $2.0 million is primarily the result of higher initial costs incurred on new contracts, an increase in legal expenses and the impact of unfavorable weather, partially offset by higher profits in our BES segment and realignment savings. In addition, adjusted income from continuing operations for the first six months of fiscal 2013 included a higher benefit of $0.08 per diluted share primarily from WOTC compared to the first six months of fiscal 2014.

Dividend

The Company also announced that the Board of Directors has declared a third quarter cash dividend of $0.155 per common share payable on August 4, 2014 to stockholders of record on July 3, 2014. This will be ABM’s 193rd consecutive quarterly cash dividend.

Guidance

The Company reaffirms its previously issued 2014 guidance for after-tax net income of $1.38 to $1.48 per diluted share and adjusted after-tax net income of $1.58 to $1.68 per diluted share. This guidance assumes that Congress will retroactively reenact the Work Opportunity Tax Credit within the Company’s fiscal year, which ends October 31, 2014.

Earnings Webcast

On Wednesday, June 4, 2014 at 8:30 a.m. ET, ABM will host a live webcast of remarks by president and chief executive officer Henrik Slipsager, executive vice president and chief financial officer James Lusk, executive vice president Jim McClure, and executive vice president Tracy Price. A supplemental presentation will accompany the webcast and will be accessible through the Investor Relations portion of ABM’s website by clicking on the “Events and Presentations” tab.

The webcast will be accessible at: http://investor.abm.com/events.cfm.

Listeners are asked to be online at least 15 minutes early to register, as well as to download and install any complimentary audio software that might be required. Following the call, the webcast will be available at this URL for a period of 90 days.

In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call (877) 664-7395 within 15 minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing (855) 859-2056 and then entering ID # 48835655.

Earnings Webcast Presentation

In connection with the webcast to discuss earnings (see above), a slide presentation related to earnings and operations will be available on the Company’s website at www.abm.com and can be accessed through the Investor Relations section of ABM’s website by clicking on the “Events and Presentations” tab.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of end-to-end facility solutions with fiscal year 2013 revenues of approximately $4.8 billion and 110,000 employees in over 350 offices deployed throughout the United States and various international locations. ABM’s comprehensive capabilities include facilities engineering, commercial cleaning, energy solutions, HVAC, electrical, landscaping, parking and security, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes — from schools and commercial buildings to hospitals, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that set forth management’s anticipated results based on management’s current plans and assumptions. Any number of factors could cause actual results to differ materially from those anticipated. These factors include, but are not limited to the following: (1) risks relating to our acquisition strategy may adversely impact our results of operations; (2) our strategy of moving to an integrated facility solutions services provider platform, which focuses on vertical market strategy, may not generate the organic growth in revenues or profitability that we expect; (3) we are subject to intense competition that can constrain our ability to gain business as well as our profitability; (4) increases in costs that we cannot pass on to clients, including certain costs relating to electronic workforce management and client management tools, could affect our profitability;(5) federal health care reform legislation may adversely affect our business and results of operations; (6) our business success depends on retaining senior management and attracting and retaining qualified personnel;(7) we have high deductibles for certain insurable risks, and therefore we are subject to volatility associated with those risks; (8) we are defendants in class and representative actions and other lawsuits alleging various claims that could cause us to incur substantial liabilities;(9) we are at risk of losses stemming from any accident or other incident involving our airport operations; (10) our business success depends on our ability to preserve our long-term relationships with clients; (11) our restructuring initiatives may not achieve the expected cost reductions; (12) we are at risk of losses stemming from damage to our reputation; (13) negative or unexpected tax consequences could adversely affect our results of operations; (14) changes in energy prices and government regulations could adversely impact the results of operations of our Building & Energy Solutions business; (15) sequestration under the Budget Control Act of 2011 may negatively impact our business; (16) significant delays or reductions in appropriations for our government contracts may negatively affect our business and could have an adverse effect on our financial position, results of operations, and cash flows; (17) we conduct some of our operations through joint ventures, and our ability to do business may be affected by the failure of our joint venture partners to perform their obligations; (18) our services in areas of military conflict expose us to additional risks; (19) we are subject to business continuity risks associated with centralization of certain administrative functions; (20) we could incur additional costs to cover energy savings guarantees; (21) we are subject to cyber-security risks arising out of breaches of security relating to sensitive company, client, and employee information and to the technology that manages our operations and other business processes; (22) a decline in commercial office building occupancy and rental rates could affect our revenues and profitability; (23) deterioration in general economic conditions could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; (24) financial difficulties or bankruptcy of one or more of our clients could adversely affect our results; (25) future declines in the fair value of our investments in auction rate securities could negatively impact our earnings; (26) we incur accounting and other control costs that reduce profitability; (27) any future increase in the level of our debt or in interest rates could affect our results of operations; (28) our ability to operate and pay our debt obligations depends upon our access to cash; (29) goodwill impairment charges could have a material adverse effect on our financial condition and results of operations; (30) impairment of long-lived assets may adversely affect our operating results; (31) changes in immigration laws or enforcement actions or investigations under such laws could significantly adversely affect our labor force, operations, and financial results; (32) labor disputes could lead to loss of revenues or expense variations; (33) we participate in multiemployer pension plans that under certain circumstances could result in material liabilities being incurred; and (34) natural disasters or acts of terrorism could disrupt services.

Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K for the year ended October 31, 2013, and in other reports the Company files from time to time with the Securities and Exchange Commission. The Company urges readers to consider these risks and uncertainties in evaluating its forward-looking statements. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances on which any such statement is made, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and operating profit, as adjusted for items impacting comparability, for the second quarter and six months of fiscal years 2014 and 2013. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s marketplace performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization and excluding items impacting comparability (adjusted EBITDA) for the second quarter and six months of fiscal years 2014 and 2013. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

###

Contact:
Investors & Analysts:	David Farwell	Media:	Chas Strong
	(212) 297-9792		(770) 953-5072
	dfarwell@abm.com		chas.strong@abm.com

Financial Schedules

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended April 30,		Increase
($ in millions, except per share data)	2014	2013	(Decrease)
Revenues	$1,231.3	$1,173.6	4.9%
Expenses
Operating	1,103.4	1,048.2	5.3%
Selling, general and administrative	93.3	84.5	10.4%
Amortization of intangible assets	6.7	7.3	(8.2)%

Total expenses	1,203.4	1,140.0	5.6%

Operating profit	27.9	33.6	(17.0)%
Income from unconsolidated affiliates, net	1.2	1.1	9.1%
Interest expense	(2.7)	(3.0)	(10.0)%

Income before income taxes	26.4	31.7	(16.7)%
Provision for income taxes	(11.2)	(12.4)	(9.7)%

Net income	$15.2	$19.3	(21.2)%

Net income per common share
Basic	$0.27	$0.35	(22.9)%
Diluted	$0.27	$0.35	(22.9)%
Weighted-average common and common equivalent shares outstanding
Basic	56.1	54.7
Diluted	57.0	55.8
Dividends declared per common share	$0.155	$0.150

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Six Months Ended April 30,		Increase
($ in millions, except per share data)	2014	2013	(Decrease)
Revenues	$2,457.8	$2,355.7	4.3%
Expenses
Operating	2,211.9	2,116.1	4.5%
Selling, general and administrative	180.7	172.2	4.9%
Amortization of intangible assets	13.4	14.5	(7.6)%

Total expenses	2,406.0	2,302.8	4.5%

Operating profit	51.8	52.9	(2.1)%
Income from unconsolidated affiliates, net	2.7	2.3	17.4%
Interest expense	(5.4)	(6.3)	(14.3)%

Income before income taxes	49.1	48.9	0.4%
Provision for income taxes	(20.8)	(16.2)	28.4%

Net income	$28.3	$32.7	(13.5)%

Net income per common share
Basic	$0.51	$0.60	(15.0)%
Diluted	$0.50	$0.59	(15.3)%
Weighted-average common and common equivalent shares outstanding
Basic	55.9	54.6
Diluted	57.0	55.7
Dividends declared per common share	$0.310	$0.300

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended April 30,
($ in millions)	2014	2013
Net cash provided by operating activities	$76.6	$49.3

Purchase of businesses, net of cash acquired	$(12.3)	$(4.2)
Other	(9.1)	(0.9)

Net cash used in investing activities	$(21.4)	$(5.1)

Proceeds from exercises of stock options	$2.5	$1.3
Dividends paid	(8.7)	—
Borrowings from line of credit	245.0	170.0
Repayments of borrowings from line of credit	(284.8)	(209.0)
Changes in book cash overdrafts	(4.8)	(4.1)
Other	(0.9)	(0.9)

Net cash used in financing activities	$(51.7)	$(42.7)

	Six Months Ended April 30,
($ in millions)	2014	2013
Net cash provided by operating activities	$37.7	$37.8

Purchase of businesses, net of cash acquired	$(12.1)	$(192.0)
Other	(18.7)	(4.9)

Net cash used in investing activities	$(30.8)	$(196.9)

Proceeds from exercises of stock options	$4.8	$2.0
Dividends paid	(17.3)	(16.1)
Deferred financing costs paid	(1.2)	—
Borrowings from line of credit	534.1	595.0
Repayment of borrowings from line of credit	(521.8)	(426.0)
Changes in book cash overdrafts	1.5	0.5
Other	(1.9)	(1.9)

Net cash (used in) provided by financing activities	$(1.8)	$153.5

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	April 30,	October 31,
($ in millions)	2014	2013
Assets
Cash and cash equivalents	$37.7	$32.6
Trade accounts receivable, net	703.0	672.5
Notes receivable and other	38.1	36.6
Prepaid expenses	65.9	59.6
Prepaid income taxes	8.1	5.1
Deferred income taxes, net	47.9	47.1
Insurance recoverables	11.1	11.1

Total current assets	911.8	864.6
Insurance deposits	16.0	28.5
Other investments and long-term receivables	4.0	5.0
Investments in unconsolidated affiliates, net	18.8	18.0
Investments in auction rate securities	12.5	13.0
Property, plant and equipment, net	81.3	77.2
Other intangible assets, net	134.1	144.4
Goodwill	879.2	872.4
Noncurrent insurance recoverables	57.7	57.6
Other assets	40.1	38.5

Total assets	$2,155.5	$2,119.2

Liabilities
Trade accounts payable	$154.4	$157.8
Accrued liabilities
Compensation	132.9	138.4
Taxes—other than income	31.7	25.7
Insurance claims	85.6	84.6
Other	99.5	101.9
Income taxes payable	0.2	0.1

Total current liabilities	504.3	508.5
Noncurrent income taxes payable	56.4	50.4
Line of credit	327.2	314.9
Retirement plans and other	39.9	41.4
Deferred income tax liability, net	15.4	13.1
Noncurrent insurance claims	271.5	273.4

Total liabilities	1,214.7	1,201.7

Stockholders’ equity	940.8	917.5

Total liabilities and stockholders’ equity	$2,155.5	$2,119.2

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended April 30,		Increase
($ in millions)	2014	2013	(Decrease)
Revenues
Janitorial	$631.7	$612.9	3.1%
Facility Services	149.5	147.4	1.4%
Parking	152.6	151.6	0.7%
Security	93.8	91.5	2.5%
Building & Energy Solutions	118.5	93.9	26.2%
Other	85.2	76.1	12.0%
Corporate	—	0.2	(100.0)%

Total revenues	$1,231.3	$1,173.6	4.9%

Operating Profit
Janitorial	$36.2	$37.5	(3.5)%
Facility Services	5.4	6.2	(12.9)%
Parking	6.4	6.1	4.9%
Security	2.2	2.1	4.8%
Building & Energy Solutions	3.5	1.7	105.9%
Other	2.4	2.5	(4.0)%
Corporate	(27.0)	(21.3)	(26.8)%
Adjustment for income from unconsolidated affiliates, net included in Building & Energy Solutions	(1.2)	(1.2)	0.0%

Total operating profit	27.9	33.6	(17.0)%
Income from unconsolidated affiliates, net	1.2	1.1	9.1%
Interest expense	(2.7)	(3.0)	(10.0)%

Income before income taxes	26.4	31.7	(16.7)%

Provision for income taxes	(11.2)	(12.4)	(9.7)%

Net income	$15.2	$19.3	(21.2)%

	Six Months Ended April 30,		Increase
($ in millions)	2014	2013	(Decrease)
Revenues
Janitorial	$1,268.8	$1,222.1	3.8%
Facility Services	301.2	303.8	(0.9)%
Parking	302.9	302.8	0.0%
Security	193.5	188.2	2.8%
Building & Energy Solutions	220.6	181.9	21.3%
Other	170.8	156.4	9.2%
Corporate	—	0.5	(100.0)%

Total revenues	$2,457.8	$2,355.7	4.3%

Operating Profit
Janitorial	$65.3	$66.9	(2.4)%
Facility Services	10.9	12.3	(11.4)%
Parking	12.1	10.9	11.0%
Security	4.8	3.8	26.3%
Building & Energy Solutions	6.2	1.6	*NM
Other	4.3	4.1	4.9%
Corporate	(49.1)	(44.3)	(10.8)%
Adjustment for income from unconsolidated affiliates, net included in Building & Energy Solutions	(2.7)	(2.4)	12.5%

Total operating profit	51.8	52.9	(2.1)%
Income from unconsolidated affiliates, net	2.7	2.3	17.4%
Interest expense	(5.4)	(6.3)	(14.3)%

Income from continuing operations before income taxes	49.1	48.9	0.4%

Provision for income taxes	(20.8)	(16.2)	28.4%

Income from continuing operations	$28.3	$32.7	(13.5)%

*	Not meaningful

ABM Industries Incorporated and Subsidiaries

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

($ in millions)

	Three Months Ended April 30,		Six Months Ended April 30,
	2014	2013	2014	2013
Reconciliation of Adjusted Net Income to Net Income
Adjusted net income	$18.8	$20.2	$32.9	$34.9
Items impacting comparability:
Rebranding (a)	(1.4)	(0.4)	(1.8)	(0.7)
U.S. Foreign Corrupt Practices Act investigation (b)	(0.3)	(0.2)	(0.9)	(0.4)
Acquisition costs	(0.2)	(0.4)	(0.3)	(0.7)
Litigation and other settlements	(3.4)	—	(3.4)	(0.1)
Restructuring (c)	(1.0)	(0.5)	(1.6)	(1.7)

Total items impacting comparability	(6.3)	(1.5)	(8.0)	(3.6)
Benefit from income taxes	2.7	0.6	3.4	1.4

Items impacting comparability, net of taxes	(3.6)	(0.9)	(4.6)	(2.2)

Net Income	$15.2	$19.3	$28.3	$32.7

(a)	Represents costs related to the Company’s branding initiative.
(b)	Includes legal and other costs incurred in connection with an internal investigation into a foreign entity affiliated with a former joint venture partner.
(c)	Restructuring costs associated with realignment of our operational structure.

ABM Industries Incorporated and Subsidiaries

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

($ in millions, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2014	2013	2014	2013
Reconciliation of Adjusted Operating Profit to Operating Profit
Adjusted operating profit	$34.2	$35.1	$59.8	$56.5
Total items impacting comparability	(6.3)	(1.5)	(8.0)	(3.6)

Operating profit	$27.9	$33.6	$51.8	$52.9

Reconciliation of Adjusted EBITDA to Net Income
Adjusted EBITDA	$49.4	$52.0	$90.9	$90.6
Items impacting comparability	(6.3)	(1.5)	(8.0)	(3.6)
Provision for income taxes	(11.2)	(12.4)	(20.8)	(16.2)
Interest expense	(2.7)	(3.0)	(5.4)	(6.3)
Depreciation and amortization	(14.0)	(15.8)	(28.4)	(31.8)

Net income	$15.2	$19.3	$28.3	$32.7

Reconciliation of Adjusted Net Income per Diluted

Share to Net Income per Diluted Share (Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2014	2013	2014	2013
Adjusted net income per diluted share	$0.33	$0.36	$0.58	$0.63
Items impacting comparability, net of taxes	(0.06)	(0.01)	(0.08)	(0.04)

Net income per diluted share	$0.27	$0.35	$0.50	$0.59

Diluted shares	57.0	55.8	57.0	55.7

ABM Industries Incorporated and Subsidiaries

Reconciliation of Estimated Adjusted Net Income per Diluted Share to

Estimated Net Income per Diluted Share for the Year Ending October 31, 2014

	Year Ending October 31, 2014
	Low Estimate	High Estimate
	(per diluted share)
Adjusted net income per diluted share	$1.58	$1.68
Adjustments (a)	$(0.20)	$(0.20)

Net income per diluted share	$1.38	$1.48

(a)	Adjustments include rebranding costs, restructuring costs associated with realignment of our operational structure, certain legal settlements, adjustments to self-insurance reserves pertaining to prior year’s claims and other unique items impacting comparability.